Exhibit 10.1
EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) by and between Proxim Wireless Corporation, a Delaware corporation (the “Company”), and Pankaj Manglik (the “Executive”), is dated and entered into as of January 16, 2008 (the “Signing Date”) but is effective (except as otherwise specifically noted) as of the Effective Date defined below in Section 4 hereof.

RECITALS

WHEREAS: The Company is duly incorporated and organized under the laws of the State Delaware and is authorized to engage in any lawful business;

WHEREAS: The Company desires to continue the Executive’s employment and to have him render full-time services for it and to prevent the services of Executive from being used by its competitors; and

WHEREAS: The Executive is willing to continue rendering his full-time services for the Company in accordance with and subject to the terms and conditions of this Agreement,

ACCORDINGLY, the parties hereby agree as follows:

AGREEMENT

1.
Position.  The Company will continue to employ Executive and Executive will continue to accept employment by the Company as President and Chief Executive Officer of the Company under the terms of this Agreement.  Executive shall continue to be a member of the Board of Directors of the Company (the “Board”) for his current term.  Thereafter, Board membership is addressed by Section 7.5(b) below.

2.
Devotion of Time and Energies.  Executive will devote substantially all of his business time and attention to the performance of services to the Company under this Agreement; provided, however, that Executive may, (a) upon receipt of prior permission from the Board, which will not be unreasonably withheld (or unreasonably revoked once it is initially given), devote reasonable periods of time to serving on boards as a director of other corporations or to miscellaneous management and technical advisory services for other non-competitive companies, (b) engage in charitable or community service activities,  and, (c) manage his own personal affairs and investments, in each case as long as none of the foregoing additional activities materially interferes with Executive’s duties under this Agreement.

3.
Duties and Authority.  As President and Chief Executive Officer, Executive shall have responsibility for overall management and administration of the Company including, without limitation, financial performance, strategic direction, promotional and technical services, and such other tasks in connection with the affairs and overall operation of the Company as are customary for a chief executive officer of a public company in the wireless communications and equipment business.  Subject to the provisions of this Section 3, Executive agrees to act in accordance with the Company’s business plan, as it may be amended from time to time by the Board.  Executive shall report solely and directly to the Board.  All other employees of the Company or any of its’ controlled subsidiaries shall report solely and directly to Executive or his designee(s).

4.
Effective Date and Term.  This Agreement shall be effective as of January 14, 2008 (the “Effective Date”).  As of the Effective Date, this Agreement replaces and supersedes, in its entirety, the Employment Agreement, dated May 19, 2006, between Executive and the Company.  The term of Executive’s employment pursuant to this Agreement will begin on the Effective Date and will continue for a period of five (5) years after that date (the “Term”), unless otherwise sooner terminated.  Thereafter this Agreement may be renewed for additional periods, provided that the Company gives the Executive at least ninety (90) days notice prior to the expiration of the Term, of its intent to renew this Agreement or negotiate a new agreement.

5.	Salary and Other Compensation.

5.1.
Base Salary.  For services rendered by Executive under this Agreement, Executive will be paid an annual salary equal to three hundred forty-six thousand five hundred dollars ($346,500), starting from the Signing Date of this Agreement (the “Initial Base Salary”), and payable in accordance with the Company’s normal payroll practices.  Such Initial Base Salary will be reviewed at least once annually and will be subject to increase, but not decrease, in accordance with such review, except in the event that all of the Company’s officers and senior managers receive a similar and proportionate reduction in salary.  The Initial Base Salary, as may be modified from time to time during the Term of this Agreement, is hereinafter referred to as the “Base Salary.”

5.2.
Annual Bonus.  Executive will be granted cash bonus payouts each year based on the percentages of actual attainment of performance targets approved by the Board of Directors prior to the commencement of each year.  At target performance levels, the Executive shall be granted a cash bonus equal to 100% of his actual Base Salary during the previous year.  Executive may be awarded all, some, more than, or none of this potential cash bonus based on the Board’s assessment of the Executive’s actual performance as measured against the previously approved performance targets, and relative weighting of the performance targets.  Performance targets for each year shall establish the minimal level of bonus to be paid to Executive based on the performance level achieved.  The Board may determine to provide the Executive with additional annual bonuses based on other considerations but has no obligation to do so.  Any annual bonus shall be paid within 70 days after the end of the year.

5.3.	Stock Option Bonus:
(a)
On the Signing Date of this Agreement, the Executive shall be granted options to purchase two hundred and fifty thousand (250,000) shares of the Company’s common stock.  If the Company does not have at least 250,000 options available for grant on the Signing Date, the Company shall grant these options promptly after it does have at least 250,000 options available for grant.  All options shall be Non-Qualified Stock Options with an exercise price equal to the closing stock price on the date of the grant.

(b)
The actual grant and the specific terms of the grant will be set forth in a specific stock option agreement, which terms at a minimum, shall establish the vesting schedule for these options to be: forty percent (40%) at time of grant, and an additional twenty percent (20%) on each of the next three (3) annual anniversaries of the Effective Date. Company may grant additional stock options to Executive as determined by the Board.

5.4.
Spot Awards.  Executive has the opportunity to receive certain bonus payments at any time during the Term of the Agreement, in addition to those set forth hereinabove at the sole discretion of the Board, in the event that agreed upon milestones are significantly exceeded as a result of the execution of one or more material and strategic initiatives that clearly result in a significant increase in shareholder value, and further that such strategic initiatives are directly attributable to the Executive’s leadership and personal efforts.  For example, but not limited to certain: acquisitions, mergers, business combinations, joint ventures, etc.

5.5.	Other Compensation.

(a)
Subject to the provisions of Subsection 5.3(c) above, Executive shall be entitled to participate on the same basis as other executives of the Company in any incentive or supplemental compensation plan maintained or made available by the Company for any of its senior executives.

(b)
Not withstanding the provisions of Subsection 5.3(c) above, when events or transactions result in the formation of subsidiaries or the acquisition of controlled entities, whereby shares or options to buy shares of such subsidiary or controlled entity are granted to employees of the Company or its subsidiary or controlled entity, the Executive shall be granted no less than an equal amount of shares or options in any subsidiary or controlled entity of the Company, as may be granted to the largest grantee of such subsidiary or controlled entity, with no less favorable terms.

(c)
In addition, Executive may receive further compensation from the Company in such form and to such extent as the Board and/or its compensation committee may in its discretion determine from time to time.

5.6.
Expenses.  Executive shall be entitled to reimbursement of all reasonable travel, entertainment, and other out-of-pocket business expenses incurred by Executive in the course of his duties and in accordance with any policies adopted from time to time by the Board, upon submission of reasonable documentation therefore.

5.7.
Benefits.  During the Term of the Agreement, but subject Subsection 5.3(c) above, Executive shall be entitled to participate in, and receive the benefits of any and all of the Company’s benefit plans such as but not limited to: life and disability insurance, pension or other retirement benefit plan, the 401(k) plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities.  Further, the Company shall directly pay the full premium cost for the following benefits, or make payment to the Executive of the economic equivalent of the premium cost for the following benefits in the event that any one or more of the following benefit plan(s) are not continued by the Company, or the Executive’s continued participation in such benefit plan(s) is not possible:

(a)	to the extent not otherwise covered under another plan, insurance premiums for Executive and his eligible dependents under the Company’s existing or equivalent medical insurance plan; and
(b)	life insurance providing a death benefit of at least two times (2X) the Executive’s Base Salary;
(c)	disability benefits, in accordance with the Company’s then standard disability insurance coverage;
(d)	accidental death and dismemberment insurance providing a benefit of up to two times the Executive’s then current Base Salary; and

(e)	five (5) weeks paid vacation each year, subject to the terms of the Company’s existing vacation policy.

6
Termination.  Employment of Executive pursuant to this Agreement may be terminated as follows, but in any case the provisions of noncompetition, nondisclosure and assignment of Intellectual Property set forth in Sections 9, 10 and 11 of this Agreement will survive the termination of Executive’s employment:

6.1.	By Company. The Company may terminate the employment of Executive, with or without Good Cause at any time during the term of employment upon giving Notice of Termination.

6.2.	By Executive. Executive may terminate his employment with or without Good Reason at any time during the term of employment upon giving Notice of Termination.

6.3.
Automatic Termination.  Executive’s employment will terminate upon his death or Total Disability.  The term “Total Disability” as used in this Agreement will mean an inability to perform the duties set forth for Executive under this Agreement because of illness or physical or mental disability (as determined by a medical doctor chosen by the Company and reasonably satisfactory to Executive) for a period of one-hundred twenty (120) consecutive calendar days, unless Executive is granted a leave of absence by the Company’s Board of Directors.  Termination under this Agreement will be deemed to be effective immediately upon Executive’s death or upon Executive’s Total Disability.

6.4.
Notice.  The term “Notice of Termination” as used in this Agreement will mean at least thirty (30) days’ written notice of termination of Executive’s employment, during which period Executive’s employment and performance of services will continue; provided, however, that the Company may, at its own election but without reducing Executive’s compensation during such period, excuse Executive from any or all of his duties during such period.  The effective date of the termination of Executive’s employment hereunder will be the date on which such 30-day notice period expires.

6.5
Resignations upon Termination of Employment.  Effective immediately upon the termination of his employment for any reason whatsoever, Executive shall resign from the Board and from any and all board, officer, and other positions he may hold with any subsidiaries and affiliated entities of the Company.  Executive shall deliver written resignations, in form and substance acceptable to the Company, to the Company upon request.  Notwithstanding the foregoing obligation to deliver resignations, Executive specifically agrees that this Section 6.5 alone shall constitute his resignation from the Board and from any and all board, officer, and other positions he may hold with any subsidiaries and affiliated entities of the Company effective immediately upon the termination of his employment for any reason whatsoever.

7
Termination Payments.  If Executive’s employment hereunder terminates, all compensation and benefits set forth in this Agreement will terminate except as specifically provided in this Section 7 (the “Termination Payments”).

7.1.	Termination due to Death or Total Disability. If Executive’s employment is terminated due to his death or Total Disability, Executive (or his estate) shall be entitled to:

(a)
any unpaid salary and other benefits which have accrued for services already performed as of the date the termination of Executive’s employment becomes effective and, in the event of Total Disability, benefits in accordance with the Company’s disability plan;

(b)	pro-rata annual bonus for the year of termination based on the target bonus (based on number of days employed divided by 365);

(c)
in the case of Total Disability, the continuation of the benefits described in Subsections 5.7(a), (b), (c), and (d) above for a period of twelve (12) months, or a lump sum payment to Executive of the economic equivalent to the extent plans do not permit his continued participation, provided that such benefits shall cease to the extent Executive becomes covered under the plans of a new employer (in which case, Executive shall return to the Company a pro rata portion of any lump sum payment made by the Company in lieu of continuing the benefits).

7 .2	Termination by Company without Good Cause. If the Company terminates Executive’s employment without Good Cause prior to the end of the Term of this Agreement, Executive will be entitled to receive:

(a)	any unpaid Base Salary and other benefits which have accrued for services already performed as of the effective date of Executive’s termination;

(b)
the greater of a pro-rata annual target bonus for that portion of the year of termination actually worked prior to termination or an amount equal to six (6) months pro-rata performance at target levels, which ever is greater, payable in a lump sum within five (5) business days of termination:

(c)	twelve (12) months of salary at the then current Base Salary rate, payable in a lump sum within five (5) business days of termination:

(d)
all amounts, entitlements or benefits in which Executive is already vested including, without limitation, all options, which shall remain exercisable for twelve months (12) from the date of termination. Additionally, all outstanding stock options in which Executive is not yet vested shall become fully vested and shall remain exercisable for one year from the date of termination.

(e)
the continuation of the benefits described in Subsections 5.7(a), (b), (c), and (d) above for a period of twelve (12) months, or a lump sum payment to Executive of the economic equivalent to the extent plans do not permit his continued participation, provided that such benefit shall cease to the extent Executive becomes covered under similar plans of a new employer (in which case, Executive shall return to the Company a pro rata portion of any lump sum payment made by the Company in lieu of continuing the benefits).

7 .3
Good Cause.  For purposes of this Agreement, “Good Cause” shall mean and be limited to the following: willful fraudulent conduct intended to enrich the Executive at the expense of the Company, embezzlement or willful misappropriation for his own benefit of any proprietary information of the Company, the conviction in any jurisdiction for any crime which constitutes a felony, or which constitutes a misdemeanor that involves fraud or moral turpitude, or the Executive’s failure to cooperate with the lawful investigations of regulatory or governmental agencies.  Additionally, the Executive’s material and persistent breach of the provisions of this

Agreement and gross misconduct in, or neglect of, the performance of his duties and responsibilities hereunder, which causes material economic harm to the Company, or the Executive’s chronic, repeated willful failure to carry out the reasonable, lawful, specific written directions of the Board, which directions are consistent with the provisions of this Agreement, shall be considered Good Cause for termination, unless the Executive believed and can demonstrate, that in good faith such action or non action was in, or not opposed to, the best interests of the Company.

7 .4
Termination by the Company for Good Cause.  If Executive is terminated by the Company for Good Cause, Executive will only be entitled to any unpaid Base Salary and other benefits that have accrued for services already performed as of the date the termination of Executive’s employment becomes effective.

A termination for Good Cause shall not take effect unless the provisions of this paragraph are complied with.  The Executive shall be given written notice by the Board of the intention to terminate him for Good Cause, stating the grounds on which the proposed termination for Good Cause is based.  The Executive shall be given an opportunity to cure such conduct within a thirty (30) calendar day period (to the extent such cure is possible).  If he fails to cure such conduct, the Executive shall then be entitled to a hearing before the Board, and, thereafter, upon a determination by affirmative vote of a majority of the members of Board (excluding Executive) that Good Cause exists, he shall be terminated.

7.5	Good Reason. For purposes of this Agreement, “Good Reason” shall mean and be limited to any material reduction or adverse change in Executive’s position, which shall mean and refer to:

(a)
any reduction or downgrade, in Executive’s title, duties, responsibilities or authority as provided in Sections 1 and 3, or the assignment to the Executive of duties, responsibilities or authority inconsistent therewith, provided that hiring a President(s), COO(s) and/or any other senior executive officer(s) of the Company shall not constitute “Good Reason” for purposes of this provision, so long as the duties, responsibilities and authority of the President(s), COO(s) and/or other senior executive officer(s) are approved by the Executive and such position, or positions, answer to Executive;

(b)	a failure to nominate Executive to the Board as part of the Board’s slate of nominees;

(c)	any proposed reduction in Base Salary (except to the extent permitted by Section 5.1);

(d)
any change in or failure to continue any stock compensation plan or other employee benefit plan, including, but not limited to, pension, life insurance, medical, health, accident or disability plans, which would directly or indirectly materially reduce any such benefits to Executive (except to the extent permitted by Section 5.1);

(e)
relocation of Executive’s own office location, as assigned to him by the Company, other than a relocation at Executive’s initiative, to a new location more than fifty (50) miles from the Executive’s current place of residence;

(f)	a material breach by the Company of the provisions of this Agreement;

(g)
the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 30 calendar days after a merger, consolidation, sale or similar transaction;

(h)
the failure of the Company to offer the Executive the position of Chief Executive Officer of the surviving entity or, the failure to nominate the Executive to the Board of the surviving entity, in the event of a Change of Control.

Following written notice from Executive of any of the events described above, the Company shall have thirty (30) calendar days in which to cure.  If the Company fails to cure, Executive’s termination shall become effective on the 31st calendar day following the written notice.

7 .6
Termination by Executive with Good Reason.  If Executive terminates his employment hereunder with Good Reason prior to the end of the Term of this Agreement, Executive will be entitled to receive the same payments, benefits and rights as described under Subsection 7.2 above.

7.7
Termination by Executive without Good Reason.  If Executive terminates his employment without Good Reason, Executive will be entitled to the same payments, benefits and rights as described under Subsection 7.4 above.

7 .8	Change in Control. “Change in Control” shall mean the occurrence of any one of the following events:

(a)            any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a “beneficial owner,” but excluding a person who owns more than 10% of the outstanding shares of the Company as of the date of this Agreement, as such term is used in Rule 13D-3 promulgated under that act, of 50% or more of the Voting Stock of the Company;

(b)            the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

(c)            all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned of the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or

(d)            the Company combines with another Company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the Voting Stock of the combined company.

It is clearly understood, however, that no Change in Control will be considered to have occurred solely as a result of a subsequent public offering of Company shares without satisfaction of at least one of the criteria set forth in Subsections (a) through (d) above.

For purposes of the Change in Control definition, “the Company” shall include any entity that succeeds to all or substantially all of the business of the Company, “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified and “Voting Stock” shall mean capital stock of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.

7.9
Consequences of a Change in Control. Upon Executive’s termination of employment pursuant to Section 7.2 or 7.6 within a six (6) month period following or at any time within the three (3) month period prior to a Change in Control, Executive shall be entitled to the benefits provided in Section 7.2 above, except that (a) the amount payable pursuant to Section 7.2(c) shall be twenty one (21) months of the Executive’s Base Salary and (b) the amount payable pursuant to section 7.2(b) shall be pro rata annual target bonus for a twenty one (21) month period at target performance levels. Additionally, all amounts, entitlements or benefits in which Executive is not yet vested shall become fully vested including, without limitation, all outstanding options, which shall remain exercisable for one year from the date of termination.

7.10
No Mitigation: No Offset.  In the event of any termination of employment under this Section 7.10, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any claims asserted by the Company or any remuneration attributable to any subsequent employment that he may obtain.

7.11	Other Severance Provisions. Notwithstanding any other provision of this Agreement:

(a)            All payments made to Executive shall be subject to and reduced by all required tax withholdings.

(b)            As a condition precedent to the Company’s obligations to make any payments or provide any benefits pursuant to Sections 7.2, 7.6 or 7.9 above, the Executive must execute and deliver to the Company a release (in a form and substance acceptable to the Company) as to any and all claims Executive may have against the Company (which release, however, need not release any claims relating to indemnification, contribution, or insurance coverage), which release will include, without limitation, the resignation(s) as contemplated by Section 6.5 above either in the body of the release or as separate documents as requested by the Company.

8	Insurance. The Company agrees to continue and maintain a directors’ and officers’ liability insurance policy covering Executive in an aggregate amount of no less than $5,000,000.

9.	Restrictive Covenants.

9.1
During Emp1oyment.  During the term of this Agreement, Executive agrees that he will not directly or indirectly render any services of a commercial or professional nature to any person or organization other than the Company (except as is necessary or appropriate in carrying out his duties hereunder) whether for compensation or otherwise and except as otherwise provided in Section 2 of this Agreement.

9.2
Noncompetition.  Executive agrees that he will not, other than in the course of performing his duties hereunder, and provided that the Company is in material compliance with all applicable terms of Sections 7.1, 7.2, 7.4, 7.6, or 7.9 above as the case may be, at any time during the

Restricted Period set forth in Subsection 9.6 below and in the “Territory,” either directly or indirectly, by or for himself or for any other person, partnership, corporation, trust, or company, “Participate” (as defined below) in any business or enterprise involved in a product, process or service similar to those developed, produced or provided by the Company (or any Affiliate as defined in section 7.8 above) or otherwise competitive with the Company’s Business (as defined below); provided, however, that this restriction shall not apply if Executive has disclosed to the Company in writing all known facts relating to such work or activity and has received prior written consent of the Board of the Company to engage in such work or activity.  The term “Territory” shall mean the world.  For purposes of this Agreement, the term “Participate” includes, without limitation, any direct or indirect participation or interest in any business, whether as an officer, director, employee, partner, sole proprietor, stockholder, owner, advisor, consultant, or otherwise, other than by ownership of less than three percent (3%) of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over the-counter market or ownership of less than 10% of the stock of a privately funded corporation. If Executive believes the Company is not in compliance with its obligations under Section 7.1, 7.2, 7.4, 7.6, 7.7 or 7.9 above, as the case may be, Executive shall deliver written notice to the Company describing the noncompliance.  The Company shall have ten (10) business days after receipt of such notice in which to cure.  If the Company fails to cure, Executive shall be released from the obligations under this Section 9.2 effective on the 11th business day following delivery of the written notice. Executive shall also be released from the obligations under this Section 9.2 immediately if terminated under the provisions of Section 7.2 and Section 7.6.

9.3
Noninterference.  Provided that that Company is in material compliance with all applicable terms of Sections 7.1, 7.2, 7.4, 7.6, or 7.9 above as the case may be, during any portion of the Restricted Period, other than in the course of performing his duties hereunder, Executive will not (a) induce or attempt to induce any other employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any other employee of the Company, nor will he assist others in doing so or (b) induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company to cease doing business with the Company, nor will he assist others in doing so.  If Executive believes the Company is not in compliance with its obligations under Section 7.1, 7.2, 7.4, 7.6, 7.7 or 7.9 above, as the case may be, Executive shall deliver written notice to the Company describing the noncompliance.  The Company shall have ten (10) business days after receipt of such notice in which to cure.  If the Company fails to cure, Executive shall be released from the obligations under this Section 9.3 effective on the 11th business day following delivery of the written notice.

9.4
Business Opportunity.  Executive shall, during the term of his employment with the Company, promptly and fully disclose to the Company any business opportunity coming to Executive’s attention, or conceived or developed in whole or in part by Executive, which to the best of Executive’s knowledge (a) relates to the then current Company Business (as set forth in Section 10.3, below) or (b) is related to the Company’s demonstrably anticipated business.  Executive shall not at any time exploit such business opportunities for his own gain or that of any person or entity other than the Company or an affiliate or subsidiary of the Company.

9.5
Covenants Reasonable.  The Executive acknowledges and agrees that the covenants in this Section 9 are reasonable in relation to the position Executive has been afforded with the Company and are a material inducement for the Company to enter into the Agreement.   However, should any court find that any provision of such covenants is unreasonable, whether in period of time, geographical area, scope of activity, or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

9.6
Term of Noncompetition.  The term of the covenants set forth in Subsections 9.2 and 9.3 (the “‘Restricted Period”) shall begin upon the execution of this Agreement by the Executive and continue for a period of one (1) year from the date on which Executive’s employment is terminated with the Company for any reason.

10.	Nondisclosure.

10.1
Executive acknowledges that the Company’s business and future success depends on the preservation of the trade secrets and other confidential information of the Company and its suppliers and customers (the “Secrets”). The Secrets may include, without limitation, existing and to-be-developed or acquired source codes, flow charts, product designs, new product plans or ideas, technologies, market surveys, the identities of past, present, or potential customers, vendors or investors, business and financial information, pricing methods or data, contract information, marketing plans, personnel information, procedural and technical manuals and practices, servicing routines, and parts and supplier lists proprietary to the Company or its customers or suppliers, and any other sorts of items or information of the Company or its customers or suppliers which are not generally known to the public at large.  Executive agrees to protect and to preserve as confidential during and after the term of his employment all of the Secrets at any time known to Executive or in his possession or control (whether wholly or partially developed by Executive or provided to Executive, and whether embodied in a tangible medium or merely remembered).

10.2
Executive shall not knowingly use or allow any other person to use any of the Secrets in any way except (a) in the course of performing his duties hereunder, (b) to the extent Secrets become known in the industry or by the public (other than through a breach of the Agreement by Executive) or (c) to the extent required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information. All material containing or disclosing any portion of the Secrets shall be, and remain the property of, the Company and shall be returned to the Company upon the termination of Executive’s employment or the earlier request of another officer of the Company or Chairman of the Board.  At such time, Executive shall also assemble all tangible items of work in progress, notes, plans, and other materials related in any way to the Company’s Business except personal diaries, rolodexes or similar records of a personal nature, and will promptly deliver such items to the Company.

10.3
Executive’s covenants in this Section shall supplement, and shall not supplant, any other rights or remedies the Company may have under applicable law for the protection of its properties and trade secrets.

For purposes of this Agreement, the “Company Business” shall mean any of the following activities undertaken to support wireless transmission or reception techniques, products and services such as, but not limited to the development of related technologies or techniques, manufacturing, servicing, operation of wireless equipment and/or systems, including free space optical technology or techniques, marketing and selling voice and/or data and/or video transmission and/or wireless networking equipment or services, whether bi-

directional and/or broadcast, and other related wireless transmission/reception techniques and/or media. Further, in the event that the Company should expand the scope of the Company Business during the Term of this Agreement, either by acquisition or organic growth, any such new business activities or technologies shall also be added to the term “Company Business.”

11.	Intellectual Properties.

11.1
All ownership, copyright, patent, trade secrecy, and other rights in all works, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, or other properties (the “Intellectual Properties”) made or conceived by Executive and relating to the Company’s Business during the term of his employment by the Company shall be the rights and property solely of the Company, whether developed independently by Executive or jointly with others, and whether or not developed or conceived during regular working hours or at the Company’s facilities, and whether or not the Company uses, registers, or markets the same.  To the extent any such works may be considered “works made for hire” under the Copyright Act, they are hereby agreed to be works made for hire; otherwise, Executive hereby irrevocably assigns and conveys all such rights, title, and interests to the Company, subject to no liens, claims, or reserved rights.

11.2
Executive will assist the Company as requested during and after the term of his employment to further evidence and perfect, and to enforce, the Company’s rights in and ownership of the Intellectual Properties covered hereby, including without limitation, the execution of additional instruments of conveyance and assisting the Company with applications for patents or copyright or other registrations provided that Executive shall be reimbursed any expenses he incurs in meeting the obligations pursuant to this Section 11.2.

11.3
Notwithstanding the foregoing, the provisions of this Section 11 shall not apply to or assign to the Company any of Executive’s rights in any invention for which no equipment, supplies, facilities, or trade secret information of the Company was used, and which was developed entirely on Executive’s own time, unless the invention:

(a)            relates, at the time of conception or reduction to practice of the invention, directly to the Company’s Business or to the Company’s actual or demonstrably anticipated research or development; or
(b)            results from any work performed by Executive for the Company.

12.
Assignment.  This Agreement will be binding on and inure to the benefit of the parties and each of their respective affiliates, legal representatives, successors, and assigns.  The Company may not assign or transfer its rights under this Agreement except in the case of a transfer or sale of all or substantially all of the assets of the Company or its merger or consolidation into another company.   In no event will Executive’s obligations to perform future services for the Company or its affiliates be delegable or transferable.

13.	Remedies.

13.1
Equitable Relief.  Executive acknowledges that any violation by him of Sections 9, 10 or 11 of this Agreement may cause the Company injury.  The Company (acting through its Board) acknowledges that any violation by the Company of this Agreement may cause Executive injury.  Therefore, each party separately agrees that the injured party will be entitled, in addition to any remedies it may have under this Agreement or at law, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by the other party.

13.2
Severability.  The provisions of this Agreement will be deemed to be severable.  The invalidating of any one provision by a court of competent jurisdiction will not invalidate any other provision.  If a court of competent jurisdiction determines that any of the restrictions contained in this Agreement is unreasonable, such court is free to impose and is authorized to enforce any lesser restriction or restrictions determined by it to be reasonable.  Inclusion in the Agreement of this Subsection 13.2 will not in any way be deemed to be a waiver, renunciation, or denial by either party of Executive’s agreement contained in Subsection 13.4 below.

13.3
Survival of Remedies.  Executive agrees that his covenants and agreements made in and the requirements imposed on him by Sections 9, 10 and 11 and this Section 13 will be construed as an agreement independent of any of the provisions of this Agreement as set forth in the respective provisions.  The existence of any claim or cause of action of Executive against the Company or any of its Affiliates, irrespective of whether predicated on the terms of this Agreement, will not constitute a defense to the enforcement of the covenants and agreements of Executive contained in Sections 9, 10 and 11 or the requirements imposed on him by this Section 13.

13.4
Fairness.  Executive acknowledges that he has carefully read and reviewed the provisions of this Agreement, including the provisions contained in Sections 9, 10 and 11 and this Section 13, has been granted the opportunity to discuss the meaning and effect of these provisions with counsel, and agrees that they are fair and reasonable.

13.5
Arbitration.  Any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“ AAA “) then in effect, conducted by a panel of three (3) arbitrators, either mutually agreed upon by the parties or selected in accordance with the AAA Rules, and judgment on any award rendered by the arbitrator(s) may be entered in any court having proper jurisdiction. This Subsection 13.5 does not limit a party’s right to seek preliminary injunctive or other equitable relief as provided in Subsection 13.1 from a court or an arbitrator pending arbitral determination of controversies or claims under this Subsection 13.5.   The prevailing party shall be entitled to recover legal and other related direct costs and expenses, including the expense of arbitration, from the other party.  Further, the Company will continue to provide the Executive with benefit coverage during the arbitration proceedings to the extent otherwise required by this Agreement.

14.	General Provisions.

14.1
Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without regard to its principles of conflicts of laws.

14.2
Modifications.  No amendment, modification, or waiver of this Agreement will be binding or effective for any purpose unless it is made in a writing signed by the party against which or whom enforcement of such amendment, modification, or waiver is sought.  Any amendment, modification, or waiver by the Company must be approved by a majority of the Board (excluding Executive) to be valid.  The course of dealing between the parties will not be deemed to affect, modify, amend, or discharge any provision or term of this Agreement.  A delay on the part of either party in the exercise of its or his rights or remedies will not operate as a waiver of such rights or remedies, and a single or partial exercise by a party of any such right or remedy will not preclude other or further exercises of that right or remedy.  A waiver of right or remedy on anyone occasion will not be construed as a bar to or waiver of any such right or remedy on any other occasion.

14.3
Construction.  This Agreement contains the entire agreement between the parties with respect to its subject matter. Its language is and will be deemed to be the language chosen by the parties jointly to express their mutual intent.  No rule of construction based on which party drafted the Agreement or certain of its provisions will be applied against either party.

14.4	Headings. All titles and headings used in this Agreement are solely for convenience and shall not in any way affect the interpretation of this Agreement.

14.5
Nonwaiver.  Failure of either party to insist upon or to enforce strict performance of any provision of this Agreement or to exercise any right, remedy or provision of this Agreement will not be construed as a waiver to any extent of such party’s rights under this Agreement, and such provision shall remain in full force and effect.

14.6
Notice.  All notice required by the terms of this Agreement will be given in writing and delivered personally by registered or certified mail or by overnight courier service (charges prepaid), addressed as follows:  If to the Company, to the then-current address of its general corporate offices, to the attention of the Corporate Secretary; and if to Executive, to his residence address as last reflected on the records of the Company.

14.7
Company Representation.  The Company represents and warrants that it is fully authorized and empowered to enter into this Agreement, that the performance of its obligations pursuant to this Agreement will not violate any agreement between it and any other firm or organization or the Certificate of Incorporation or the Bylaws of the Company and that this Agreement has been duly authorized and approved by the Board.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

“COMPANY”	“EXECUTIVE”

By: /s/ David L. Renauld	By: /s/ Pankaj Manglik
David L. Renauld - V.P.	Pankaj Manglik

Date: January 16, 2008	Date: January 16, 2008